Exhibit 8.2

Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017 davispolk.com

December 19, 2025

Re: Qualification of the Mergers as a Tax-Free Reorganization

REV Group, Inc.
245 South Executive Drive, Suite 100
Brookfield, Wisconsin 53005

Ladies and Gentlemen:

We have acted as counsel for REV Group, Inc. (“REV”), a Delaware corporation, in connection with (i) the Mergers, as defined and described in the Agreement and Plan of Merger dated October 29, 2025 (the “Merger Agreement”) by and among Terex Corporation (“Terex”), REV, Tag Merger Sub 1 Inc., a Delaware corporation and a direct wholly owned subsidiary of Terex (“Merger Sub 1”) and Tag Merger Sub 2 LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Terex (“Merger Sub 2”), and (ii) the preparation and filing of the related Registration Statement on Form S-4 (together with any exhibit, appendix, schedule or similar attachment thereto, in each case as amended or supplemented through the date hereof, the “Registration Statement”), which includes the joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission. In connection with the effectiveness of the Registration Statement you have requested our opinion as to certain U.S. federal income tax matters. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

In connection with this opinion, we have examined the Merger Agreement, the Registration Statement, the Joint Proxy Statement/Prospectus, the representation letter of Terex, Merger Sub 1 and Merger Sub 2, dated as of today, and the representation letter of REV, dated as of today, each delivered to us for purposes of this opinion (the “Officer’s Certificates”), and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion set forth herein. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. While we do not have any knowledge that any statement contained in the Officer’s Certificates is untrue, incorrect or incomplete in any respect, we have not undertaken any independent investigation of any factual matter set forth in the Officer’s Certificates or any of the other foregoing documents. For purposes of this opinion, we have assumed, with your permission, that (i) the Mergers will be consummated in the manner described in the Merger Agreement (and no covenants or conditions described therein and affecting this opinion will be waived or modified), (ii) the statements and representations concerning the Mergers set forth in the Merger Agreement and the Joint Proxy Statement/Prospectus are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time and the Forward Merger Effective Time (together, the “Effective Times”), (iii) the representations made by Terex and REV in their respective Officer’s Certificates are accurate and complete and will remain accurate and complete at all times up to and including the Effective Times, (iv) any representations made in the Merger Agreement or the Officer’s Certificates “to the knowledge of”, based on the belief of Terex or REV or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Times, in each case without such qualification and (v) all applicable reporting requirements have been or will be satisfied, and Terex, Merger Sub 1, Merger Sub 2 and REV will treat the Mergers for U.S. federal income tax purposes in a manner consistent with the opinion set forth below. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Merger Agreement. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations made by Terex and REV referred to above, which we have assumed will be true as of the Effective Times.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, it is our opinion that the Mergers, taken together, will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code.

Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect.  Any change in applicable laws or the facts and circumstances surrounding the Mergers and related transactions, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein.  We assume no responsibility to inform Terex, Merger Sub 1, Merger Sub 2 or REV of any such change or inaccuracy that may occur or come to our attention.  In addition, because our opinion is required to be delivered in connection with the effectiveness of the Registration Statement, there can be no assurance that it will continue to be valid at the Effective Times of the Mergers.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Mergers under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Joint Proxy Statement/Prospectus in connection with the references to this opinion and the material U.S. federal income tax consequences of the Mergers. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Davis Polk & Wardwell LLP